Exhibit (a)(1)(C)

NOTICE OF GUARANTEED DELIVERY

FOR

DYNEX CAPITAL, INC.

OFFER TO EXCHANGE FOR SENIOR NOTES UP TO:

345,579 SHARES OF ITS SERIES A PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

481,819 SHARES OF ITS SERIES B PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

479,512 SHARES OF ITS SERIES C PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

This Notice of Guaranteed Delivery is being supplied for informational purposes only to persons who hold shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock (collectively, the “Preferred Stock”) of Dynex Capital, Inc., a Virginia corporation (“Dynex Capital”). For further information regarding the tender process, holders of the Preferred Stock should read “The Offer—How to Tender” section of the Offering Circular dated March 29, 2004 (the “Offering Circular”),

If a stockholder desires to tender shares of Preferred Stock pursuant to the Note Offer and the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Expiration Time, the holder may nevertheless tender shares of Preferred Stock with the effect that the tender will be deemed to have been received on or prior to the Expiration Time if the following conditions are satisfied:

•	prior to the Expiration Time, the Exchange Agent receives through the DTC ATOP system a notice setting forth the name(s) and address(es) of the holder(s) and the number and series of shares of Preferred Stock being tendered, and stating that the tender is being made thereby and guaranteeing that, the Exchange Agent will receive within three business days after the date of the notice, an Agent’s Message and confirmation of book-entry transfer of the Preferred Stock into the Exchange Agent’s account with DTC, and any other documents required by the Letter of Transmittal; and

•	within three business days after the date of the DTC ATOP notice, the Exchange Agent receives a Book-Entry Confirmation of the transfer of the Preferred Stock into the Exchange Agent’s account at DTC as described above and a properly transmitted Agent’s Message.

By tendering shares of Preferred Stock through the procedures for guaranteed delivery, the stockholder authorizes the Exchange Agent to deliver a notice indicating the stockholder’s election to tender shares of Preferred Stock pursuant to the terms and conditions of the Note Offer and the procedures for guaranteed delivery to Dynex Capital.

By tendering shares of Preferred Stock through the procedures for guaranteed delivery, the stockholder represents that it is the holder of the shares of Preferred Stock being tendered (or caused to be tendered) and is entitled to tender (or cause to be tendered) such shares of Preferred Stock as contemplated by the Note Offer and, pursuant to the guaranteed delivery procedures described in the Offering Circular and Letter of Transmittal, and hereby tenders (or causes a tender) to Dynex Capital the aggregate shares of Preferred Stock indicated in the notice delivered by DTC to the Exchange Agent pursuant to the procedures of guaranteed delivery.

By tendering shares of Preferred Stock through the procedures for guaranteed delivery, the stockholder understands that Dynex Capital will accept for exchange the shares of Preferred Stock validly tendered on or prior to the Expiration Time. The procedures for guaranteed delivery pursuant to the Note Offer may only be utilized prior to the Expiration Time. The stockholder also understands that tenders of shares of Preferred Stock may be withdrawn at any time prior to the Expiration Time but the exchange consideration shall not be payable in respect of the shares of Preferred Stock so withdrawn. For a valid withdrawal of a tender of shares of Preferred Stock to be effective, it must be made in accordance with the procedures set forth in the Offering Circular under Section “The Note Offer—How to Tender.”

By tendering shares of Preferred Stock through the procedures for guaranteed delivery, the stockholder understands that issuance and delivery of the Senior Notes as consideration for the exchange of the shares of Preferred Stock will be made only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation; and

•	a properly transmitted Agent’s Message, with any signature guarantees and any other documents required by the Letter of Transmittal.

The stockholder also understands that under no circumstances will interest be paid by Dynex Capital by reason of any delay in making payment to the stockholder.

By tendering shares of Preferred Stock through the procedures for guaranteed delivery, the stockholder understands represents and warrants that:

•	such holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act; and

•	the tender of such Notes complies with Rule 14e-4.

Tenders made pursuant to a Notice of Guaranteed Delivery are subject to the terms and the conditions as set forth in the Offering Circular and the Letter of Transmittal for the Preferred Stock. DTC participants that submit a Notice of Guaranteed Delivery to the Exchange Agent through the DTC ATOP system agree to be bound by the terms and conditions of the Note Offer as set forth in the Offering Circular, the Letter of Transmittal and this Notice of Guaranteed Delivery and agree that Dynex Capital may enforce the terms and conditions of these agreements against the participant.

All authority conferred or agreed to be conferred by this Notice of Guaranteed Delivery shall not be affected by, and shall survive, the death or incapacity of the stockholder, and every obligation of the stockholder under this Notice of Guaranteed Delivery shall be binding upon the stockholder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

DELIVERY OF A PHYSICAL NOTICE OF GUARANTEED DELIVERY TO THE EXCHANGE AGENT, DYNEX CAPITAL, INC., OR MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, DOES NOT CONSTITUTE A VALID DELIVERY. ONLY SUBMISSION OF THE NOTICE OF GUARANTEED DELIVERY INFORMATION REQUIRED PURSUANT TO AND THROUGH THE DTC ATOP BOOK-ENTRY TRANSFER FACILITY (AS DEFINED IN THE OFFERING CIRCULAR) WILL CONSTITUTE VALID DELIVERY TO THE EXCHANGE AGENT.

By tendering shares pursuant to this Notice of Guaranteed Delivery, the DTC participating institution acting as nominee for the tendering stockholder acknowledges and agrees to the following:

GUARANTEE

THE DTC PARTICIPATING INSTITUTION ACTING AS NOMINEE AND AGENT FOR THE TENDERING STOCKHOLDER IS A BANK, BROKER, DEALER, CREDIT UNION, SAVINGS ASSOCIATION OR OTHER ENTITY WHICH IS A MEMBER IN GOOD STANDING OF THE SECURITIES TRANSFER AGENTS MEDALLION PROGRAM OK IS A BANK, BROKER, DEALER, CREDIT UNION, SAVINGS ASSOCIATION OR OTHER ENTITY WHICH IS AN “ELIGIBLE GUARANTOR INSTITUTION,” AS SUCH TERM IS DEFINED IN RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EACH OF THE FOREGOING CONSTITUTING AN “ELIGIBLE GUARANTOR INSTITUTION,” AND GUARANTEES THE DELIVERY TO THE EXCHANGE AGENT OF A CONFIRMATION THAT

THE SHARES TENDERED HEREBY HAVE BEEN DELIVERED UNDER THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN THE OFFERING CIRCULAR INTO THE EXCHANGE AGENT’S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, TOGETHER WITH ANY OTHER REQUIRED DOCUMENTS, ALL WITHIN THREE (3) NASDAQ TRADING DAYS OF THE EXPIRATION TIME.